                                                                    EXHIBIT 11.1



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
                                        12 MONTHS ENDED             6 MONTHS ENDED
                                 ------------------------------   -------------------
                                 3/31/96    3/31/97    3/31/98    9/30/97    9/30/98
                                 --------   --------   --------   --------   --------
Weighted average shares
  outstanding
Boole
  Unadjusted for exchange ratio
     Basic.....................    26,071     27,133     28,061     28,010     28,135
     Incremental shares from
       assumed conversion of
       stock options and
       other...................     2,258      2,301      2,470      2,360      2,493
                                 --------   --------   --------   --------   --------
     Diluted...................    28,329     29,434     30,531     30,370     30,628
  Adjusted for exchange ratio
     of .675
     Basic.....................    17,598     18,314     18,941     18,907     18,991
     Incremental shares from
       assumed conversion of
       stock options and
       other...................     1,524      1,554      1,668      1,593      1,683
                                 --------   --------   --------   --------   --------
     Diluted...................    19,122     19,868     20,609     20,500     20,674
BMC
     Basic.....................   200,658    201,016    203,488    202,446    214,534
     Incremental shares from
       assumed conversion of
       stock options and
       other...................     8,486     13,294     13,102     13,938     13,417
                                 --------   --------   --------   --------   --------
     Diluted...................   209,144    214,310    216,590    216,384    227,951
Combined weighted average
  shares outstanding
     Basic.....................   218,256    219,330    222,429    221,353    233,525
     Incremental shares from
       assumed conversion of
       stock options and
       other...................    10,010     14,848     14,770     15,531     15,100
                                 --------   --------   --------   --------   --------
     Diluted...................   228,266    234,178    237,199    236,884    248,625
Pro forma net income...........  $116,929   $169,552   $197,531   $ 48,214   $152,193
Pro forma earnings per share
     Basic.....................  $   0.54   $   0.77   $   0.89   $   0.22   $   0.65
     Diluted...................  $   0.51   $   0.72   $   0.83   $   0.20   $   0.61
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